SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 28, 2006

Northern Growers, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50711	77-0589881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

48416 144th Street
P.O. Box 356
Big Stone City, South Dakota		57216
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 862-7902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On August 28, 2006, our subsidiary, Northern Lights Ethanol, LLC (hereafter referred to as “Northern Lights”) entered into an amended and restated loan agreement with its lender, US Bank National Association. See Item 2.03, the text of which is herein incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 28, 2006, Northern Lights entered into an amended and restated loan agreement with US Bank National Association.  The original loan agreement was entered into on July 11, 2001 and subsequently amended on June 22, 2004 and March 20, 2005. The amended agreement of August 28, 2006 principally finances the plant’s expansion from 40 million gallons to 75 million gallons on an annual basis, restructures two existing loans and notes into one, and leaves three existing loans and notes unchanged.

The amended agreement finances the plant’s expansion under an expansion construction loan and note in the sum of $33 million. The loan is subject to a variable rate of LIBOR plus 2.75%, to be adjusted and payable monthly. In the event that the construction loan qualifies for a term loan, the outstanding principal balance and accrued interest will be converted to a term loan no later than August 31, 2007. The term loan will be subject to two interest rate options at the time of conversion, a variable interest rate or a fixed interest rate. The variable rate will be subject to the same rate as the construction loan, while the term loan will be subject to a rate agreed to between the parties. Regardless of the rate, the loan will be amortized over a ten year period commencing August 31, 2007 and is subject to a maturity no later than August 31, 2014. Payments of principal and interest will be due quarterly.

In addition to financing expansion, the agreement restructures the loan by combining the existing $3 million and $5 million revolving loans and notes into a single $8 million revolving loan and note. The new revolving loan permits Northern Lights to borrow, on a revolving basis, the difference between the unpaid principal balance and $8 million. The revolving loan bears a variable-interest rate equal to the prime rate announced by US Bank from time to time, adjusted each time the Prime Rate changes. Quarterly payments of interest on any unpaid balance are due June 30, September 30, December 31 and March 31 of each year. The total unpaid principal balance is due at maturity on August 31, 2014. The loan is subject to a quarterly unused commitment fee of .0375% and prepayment is without penalty.

The amended loan agreement leaves in place the $15.8 million fixed-rate, the $3.9 million variable-rate, and the $1.2 million fixed-rate notes. Such notes will continue to be subject to the existing terms and conditions of the loan agreement between Northern Lights and US Bank prior to the amendment of August 28, 2006.

The five loans and notes outstanding after the amended loan agreement are secured by Northern Lights’ tangible and intangible property, including its leasehold interest, easement rights, improvements, equipment, personal property, and contracts. In addition to standard covenants and conditions in the amended loan agreement, Northern Lights is subject to the following conditions and/or covenants: 1) a payment of $5 million in cash from operations to fund expansion before any advance on the expansion note is provided, which has been satisfied; 2) a capital expenditure limitation not exceeding $1 million in any calendar year; 3) a cash distribution limitation to members not exceeding 80% of net income annually; 4) a minimum working capital of $4 million as August 28, 2006 and, after conversion of the construction loan to the term loan, a minimum of $7.5 million; and 5) a fixed charge coverage ratio of 1.15:1 as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, commencing on December 31, 2005.

We plan to file the amended loan agreement and notes as an exhibit with our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: September 1, 2006	By:	/s/ Robert Narem
Robert Narem, Chief Executive Officer